Exhibit 99.1
Digi International Reports Third Fiscal Quarter 2010 Results
Exceeds Street EPS and Revenue Consensus Estimates
(Minneapolis, MN, July 22, 2010) — Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $47.2 million for the third fiscal quarter of 2010, compared with $44.5 million for the third fiscal quarter of 2009, an increase of $2.7 million, or 6.2%. Net income was $3.8 million, or $0.15 per diluted share, in the third fiscal quarter of 2010 compared to $1.4 million, or $0.06 per diluted share, in the year ago comparable quarter, an increase of $2.4 million. These GAAP results were impacted by favorable tax adjustments and investigation costs, which are described elsewhere in this earnings release. Other financial highlights for the third fiscal quarter of 2010 include:
•	Revenue of $47.2 million in the third fiscal quarter of 2010 exceeded revenue in the second fiscal quarter of 2010 by 2.2 million, or 4.8%.
•	Revenue increased sequentially in the third fiscal quarter of 2010 compared to the second fiscal quarter of 2010 in North America, Asia Pacific and Latin America.
•	Digi exceeded Street EPS and revenue consensus estimates for the third fiscal quarter of 2010. Earnings per diluted share for the third fiscal quarter of 2010 were $0.15, compared to consensus earnings per diluted share of $0.07. Earnings per diluted share for the third fiscal quarter of 2010 includes a charge of $0.7 million, net of taxes, or $0.03 per diluted share, for investigation costs and a benefit of $2.2 million, or $0.09 per diluted share for the reversal of tax reserves associated with the conclusion of an audit of prior tax years and the statutory closing of a prior tax year (please refer to the detailed reconciliation of non-GAAP information provided later in this release). Revenue for the third fiscal quarter of 2010 was $47.2 million compared to the consensus estimate for the same period of $46.9 million.
“Our third fiscal quarter 2010 results show significant strength,” said Joe Dunsmore, Digi’s Chief Executive Officer. “The revenues in the first nine months of fiscal 2010 increased $9.4 million, or 7.4%, over the first nine months of the previous fiscal year. On both a GAAP and non-GAAP basis our earnings through the first nine months of fiscal 2010 are well ahead of our earnings in the same period of fiscal 2009.”

Digi International Reports Third Fiscal Quarter 2010 Results
Below is a table setting forth certain GAAP and Non-GAAP results:
Q3 and YTD 2010 Results

(in thousands, except per share amounts)	Q3 2010	Q3 2009	YTD 2010	YTD 2009
Net Sales	$47,238	$44,470	$135,282	$125,916
Operating Income	$2,544	$602	$6,568	$1,967
Net Income	$3,812	$1,393	$6,697	$3,124
Net Income per Diluted Share	$0.15	$0.06	$0.27	$0.12
Q3 and YTD 2010 Non-GAAP Results

(in thousands, except per share amounts)	Q3 2010		Q3 2009		YTD 2010		YTD 2009
Operating Income	$3,588	(1)	$2,555	(1)	$7,260	(1)	$3,920	(1)
Net Income	$2,316	(1)	$2,242	(1)	$4,880	(1)	$3,532	(1)
Net Income per Diluted Share	$0.09	(1)	$0.09	(1)	$0.19	(1)	$0.14	(1)

(1)	A table with a detailed reconciliation of non-GAAP information is provided later in this earnings release.
Business Results for the Three Months Ended June 30, 2010
Revenue from embedded products in the third fiscal quarter of 2010 was $22.3 million compared to $20.5 million in the third fiscal quarter of 2009, an increase of $1.8 million, or 9.0%. Revenue from non-embedded products was $24.9 million in the third fiscal quarter of 2010 compared to $24.0 million in the third fiscal quarter of 2009, an increase of $0.9 million, or 3.8%. Net sales in the third fiscal quarter of 2010 were unfavorably impacted by foreign currency translation of $0.5 million when compared to the same period in the prior fiscal year.
Revenue in North America was $28.5 million in the third fiscal quarter of 2010, compared to $22.6 million in the third fiscal quarter of 2009, an increase of $5.9 million, or 25.8%. Revenue in the Asia Pacific region was $5.9 million in the third fiscal quarter of 2010 compared to $4.0 million in the third fiscal quarter of 2009, an increase of $1.9 million, or 48.0%. Latin American revenue was $1.2 million in the third fiscal quarter of 2010, compared to $0.8 million in the comparable quarter a year ago. Revenue in EMEA (Europe, Middle East and Africa) was $11.6 million in the third fiscal quarter of 2010, compared to $17.1 million in the comparable quarter a year ago, a decrease of $5.5 million, or 31.9%.
Gross profit was $23.7 million in the third fiscal quarter of 2010 compared to $21.4 million in the same period in the prior year. The gross margin was 50.2% in the third fiscal quarter of 2010 compared to 48.2% in the third fiscal quarter of 2009. The gross margin was higher in the third fiscal quarter of 2010 than in the comparable period a year ago due to favorable product mix, product cost reductions, and lower manufacturing expenses.
Total operating expenses in the third fiscal quarter of 2010 were $21.2 million, or 44.8% of revenue, compared to $20.8 million, or 46.8% of revenue, in the third fiscal quarter of 2009. Total operating expenses in the third fiscal quarter of 2010 include $1.0 million of expenses pertaining to the investigation. Total operating expenses in the third fiscal quarter of 2009 include a charge for restructuring expenses of $2.0 million. Total operating expenses increased by $1.2 million, excluding the aforementioned items, primarily due to the

Digi International Reports Third Fiscal Quarter 2010 Results
reinstatement for fiscal 2010 of the incentive compensation program which had been eliminated in fiscal 2009 and incremental ongoing operating expenses of $0.5 million for MobiApps, acquired on June 8, 2009.
As a result of the foregoing factors, Digi reported operating income of $2.5 million, or 5.4% of net sales, in the third fiscal quarter of 2010 compared to $0.6 million, or 1.4% of net sales, in the third fiscal quarter of 2009. Net income was $3.8 million in the third fiscal quarter of 2010, or $0.15 per diluted share, compared to $1.4 million, or $0.06 per diluted share, in the third fiscal quarter of 2009. Net income in the third fiscal quarter of 2010 decreased by $0.7 million, net of taxes, or $0.03 per diluted share as a result of expenses for the investigation. Net income in that same quarter also benefited by $2.2 million, or $0.09 per diluted share from the reversal of tax reserves associated with the conclusion of an audit of prior tax years and the statutory closing of a prior tax year. Net income in the third fiscal quarter of 2009 decreased by $1.3 million, net of taxes, or $0.05 per diluted share, due to a restructuring charge. Net income in that same quarter also benefited by $0.5 million, or $0.02 per diluted share from the reversal of tax reserves associated with the closure of a prior tax year. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share which is provided later in this earnings release.
Business Results for the Nine Months Ended June 30, 2010
For the nine months ended June 30, 2010, Digi reported revenue of $135.3 million compared to revenue of $125.9 million for the nine months ended June 30, 2009, an increase of $9.4 million or 7.4%. Revenue from embedded products for the first nine months of fiscal 2010 was $60.5 million compared to $55.8 million in the first nine months of fiscal 2009, an increase of $4.7 million or 8.4%. Revenue from non-embedded products was $74.8 million in the first nine months of fiscal 2010 compared to $70.1 million in the first nine months of fiscal 2009, an increase of $4.7 million or 6.7%.
For the nine months ended June 30, 2010, Digi reported net income of $6.7 million, or $0.27 per diluted share, compared to net income for the nine months ended June 30, 2009 of $3.1 million, or $0.12 per diluted share. Non-GAAP net income for the first nine months of fiscal 2010 was $4.9 million, or $0.19 per diluted share, compared to $3.5 million or $0.14 per diluted share in the first nine months of fiscal 2009. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share which is provided later in this earnings release.
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $82.5 million at June 30, 2010, an increase of $1.5 million from March 31, 2010. Please refer to the Condensed Consolidated Statements of Cash Flows, which are included in this earnings release, for cash flow details. At June 30, 2010, Digi’s current ratio was 6.8 to 1 compared to 7.3 to 1 at March 31, 2010.
Third Fiscal Quarter 2010 Business Highlights:
Smart Grid Related Announcements
•	Continuing to increase Smart Grid market penetration, Digi is partnering with Cooper Power Systems to provide an IP-based demand response solution, creating the next-generation of demand response with integration of Yukon Energy Services software and iDigi™.
•	Digi launched the next generation of XBee and XBee-PRO ZigBee modules during the quarter. These modules are frequently used to provide wireless communications for energy related devices.

Digi International Reports Third Fiscal Quarter 2010 Results
•	Digi announced the grand prize winners for its Wireless Green Design Contest at ESC Silicon Valley. The contestants developed green solutions using iDigi™ wireless development kits. The winning pair used iDigi™ wireless development kits to develop a prototype system for The Palms of Destin Resort in Destin, FL, that monitors energy consumption throughout the hotel.
iDigi Announcement
•	Further expanding the iDigi™ platform, the Company launched a major Machine-to Machine (M2M) initiative with easy, out-of-the-box cloud connectivity for embedded development. iDigi™ is the embedded industry’s first ready-to-use cloud computing platform for M2M network and device management.
Other Key Wireless Announcements
•	The introduction of the Digi TransPort™ WR44 with Gobi, marked the industry’s first enterprise class cellular router with Qualcomm Gobi™ technology. The new, flexible Digi TransPort WR44 provides global carrier diversity and can connect to virtually any cellular network in the world.

•	Digi announced that its Digi TransPort® enterprise class, multi-function cellular routers can now be used on CDMA450 data networks prevalent throughout Eastern Europe and Scandinavia. The new routers enable high-speed data connectivity in sparsely populated and newly developing markets.

•	NetControl chose the Digi Connect WAN 3G cellular router to enable its NetCase on-board bus ticketing system. The tourist bus company OpenTour leveraged the system to improve fleet security, combat fraud, and speed passenger boarding.

•	Digi opened registration during the quarter for the Fifth Annual WaveForum Wireless Developers Conference. Marking its fifth anniversary, WaveForum provides greater insight into the latest innovations in wireless technology.

•	The commercial sea port of Port au Prince, Haiti, now boasts an advanced vessel tracking and communications system, designed to aid port management and international relief organizations. The vessel tracking system was donated to the Haitian Port Authority by an industry team of network and communications product manufacturers and service providers, including Digi.

•	Expanding Digi’s addressable market in building automation, Digi announced that Control Solutions is using its XBee-PRO® ZB ZigBee modules and Digi Connect ME® Ethernet modules to develop a BACnet-to-ZigBee building automation controller.

Digi International Reports Third Fiscal Quarter 2010 Results
Reconciliation Tables:

	Reconciliation of Operating Income to Non-GAAP Operating Income

	Three months ended June 30,				Nine months ended June 30,
	2010		2009		2010		2009
(Dollars in thousands)		% of net sales		% of net sales		% of net sales		% of net sales
Operating income	$2,544	5.4%	$602	1.4%	$6,568	4.9%	$1,967	1.6%
Investigation expenses	1,044	2.2%	—	0.0%	1,044	0.8%	—	0.0%
Restructuring reserve (reversal)	—	0.0%	1,953	4.4%	(352)	-0.3%	1,953	1.6%

Operating income excluding investigation expenses and restructuring reserve (Non-GAAP basis)	$3,588	7.6%	$2,555	5.7% *	$7,260	5.4%	$3,920	3.1%*

*	percentages presented may not add due to use of rounded numbers

	Reconciliation of Net Income and Net Income per Diluted Share to Non-GAAP Net Income and Net Income per Diluted Share

	Three months ended June 30,				Nine months ended June 30,
(In thousands, except per share amounts)	2010		2009		2010		2009
Net income and net income per common share, diluted	$3,812	$0.15	$1,393	$0.06	$6,697	$0.27	$3,124	$0.12
Investigation expenses, net of taxes	678	0.03	—	—	678	0.03	—	—
Restructuring reserve (reversal), net of taxes	—	—	1,318	0.05	(229)	(0.01)	1,291	0.05
Discrete tax benefit from reversal of tax reserves associated with the closure of prior tax years through statute expiration and audit, and extension of research and development credit	(2,174)	(0.09)	(469)	(0.02)	(2,266)	(0.09)	(883)	(0.03)

Net income and net income per common share, diluted, adjusted for investigation expenses, net of taxes, restructuring reserve (reversal), net of taxes, and a reversal of tax reserves and other discrete tax benefits (Non-GAAP basis)	$2,316	$0.09	$2,242	$0.09	$4,880	$0.19 *	$3,532	$0.14

*	earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers
Fiscal 2010 Guidance
For the fourth fiscal quarter of 2010, Digi projects revenue in a range of $46 million to $50 million. Digi projects net income per diluted share in a range of $0.08 to $0.13 cents. For the full fiscal year 2010, Digi projects revenue in a range of $181 million to $185 million. Digi anticipates that the most likely full year revenue will be $183 million. Digi projects net income per diluted share to be in a range of $0.35 to $0.40. Projected net income per diluted share includes investigation expenses of $0.7 million, net of taxes, or $0.03,

Digi International Reports Third Fiscal Quarter 2010 Results
a reversal of the restructuring reserve of $0.2 million, net of taxes, or $0.01, and reversal of tax reserves and other discrete tax benefits of $2.3 million, or $0.09. Please refer to the table below which reconciles the guidance for diluted earnings per share to the non-GAAP guidance for diluted earnings per share.
Reconciliation of Diluted Earnings per Share Guidance for Fiscal 2010 to
Diluted Earnings per Share, Excluding the Impact of Investigation Expenses, Net of Taxes, Reversal of Restructuring
Reserve, Net of Taxes, and Reversals of Tax Reserves and Other Discrete Tax Benefits

	Fiscal 2010 - Estimated Range
	for EPS Guidance
	Low	High
Diluted earnings per share guidance for fiscal 2010	$0.35	$0.40
Impact of investigation expenses, net of taxes	0.03	0.03
Impact of reversal of restructuring reserve, net of taxes	(0.01)	(0.01)
Impact of reversals of tax reserves and other discrete tax events	(0.09)	(0.09)

Diluted earnings per share, excluding the impact of investigation expenses, net of taxes, reversal of restructuring reserve, net of taxes, and reversals of tax reserves and other discrete tax events	$0.27 *	$0.33

*	earnings per diluted share presented may not add due to use of rounded numbers
Investigation
As previously reported, after receiving allegations regarding possible violations of our gifts, travel and entertainment policy for activities in the Asia Pacific region by a few employees, we initiated an investigation of these policy and corresponding internal control issues, and any possible related violations of applicable law, including the Foreign Corrupt Practices Act (FCPA). We voluntarily disclosed the allegations to the United States Department of Justice (DOJ) and the United States Securities and Exchange Commission (SEC). The investigation has been under the direction of the Audit Committee, comprised solely of independent directors, utilizing outside counsel, and focused on the APAC region. For completeness purposes, the investigation reviewed certain other foreign regions where no allegations have been made. We believe the investigation is substantially complete, pending the input from the DOJ and SEC. We have been providing the DOJ and SEC with updates and our proposed remediation plan. We will continue to cooperate fully with the SEC and DOJ process, which could include additional investigative procedures.
This investigation found violations of company policy and internal controls that primarily involved three individuals in Hong Kong and our Chief Financial Officer. All four individuals have either been terminated or resigned from the company. The investigation also identified certain books and records and related internal controls issues under the FCPA. The ultimate impact and outcome of the DOJ and SEC process is unknown at this time. The Company is unable to estimate the potential costs relating to this matter, including any penalties that might be assessed for any FCPA violations, and accordingly, no provision has been made in our consolidated financial statements other than with respect to expenses incurred prior to June 30, 2010. In the

Digi International Reports Third Fiscal Quarter 2010 Results
quarter and nine months ended June 30, 2010, we incurred additional general and administrative expense of $1.0 million related to the cost of the investigation.
Based upon what we have learned from the investigation, we are strengthening our monitoring controls over foreign locations and other operational and regulatory compliance procedures, including third party assistance in implementation of our remediation plan. Based on the results of our investigation to date, we are not aware of any material impacts to our reported consolidated financial statements that would require restatement, and no issues were detected outside of the Asia Pacific region. We are also evaluating any impact of this matter on our Internal Controls over Financial Reporting. The timing and final outcome of the DOJ and SEC process cannot be predicted, and it may have a materially adverse impact on our business prospects and our consolidated financial condition, results of operations or cash flow.
Third Fiscal Quarter 2010 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, July 22, 2010 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing 866-783-2140 and entering passcode 19414366. International participants may access the call by dialing 857-350-1599 and entering passcode 19414366. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing 888-286-8010 for domestic participants or 617-801-6888 for international participants and entering access code 44558636 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.
For more news and information on Digi International®Inc., please visit www.IRGnews.com/coi/DGII where you can find the CEO’s video, investor presentations, and more.
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the company operates, projections of future performance, perceived

Digi International Reports Third Fiscal Quarter 2010 Results
opportunities in the market and statements regarding the company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the company operates, rapid changes in technologies that may displace products sold by the company, declining prices of networking products, the company’s reliance on distributors, delays in the company’s product development efforts, uncertainty in consumer acceptance of the company’s products, potential weakness in North America, Europe and in other regions due to changes in economic conditions and the current uncertainty in global economic conditions which could negatively affect product demand, the recent financial crises affecting the banking system and financial markets which could negatively impact the financial solvency of the company’s customers and suppliers, the extreme volatility in fixed income, credit and equity markets which could result in actual amounts realized on the company’s debt securities or other investments that differ significantly from current market values, the ability to achieve the anticipated benefits and synergies associated with acquisitions, the cost and outcome of the investigation of possible violations of our gifts, travel and entertainment policy and corresponding internal control issues, and any possible related violations of applicable law, including the Foreign Corrupt Practices Act, and the changes in the company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2009 and its quarterly reports on Form 10-Q, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the company. Many of such factors are beyond the company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This release includes historical non-GAAP operating income, net income and net income per diluted share data. This release also includes non-GAAP guidance for diluted earnings per share for fiscal 2010.
Digi understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures.
Digi believes that providing historical and projected operating income, net income and net income per diluted share exclusive of the investigation expenses, change in estimate of restructuring expenses and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of matters such as the investigation expenses and the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of Digi’s business.

Digi International Reports Third Fiscal Quarter 2010 Results
Investor Contacts:
Erika Moran
The Investor Relations Group
212-825-3210
Email: mail@investorrelationsgroup.com
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2010 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009
Net sales	$47,238	$44,470	$135,282	$125,916
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	22,496	21,986	63,913	60,963
Amortization of purchased and core technology	1,024	1,047	3,190	3,099

Gross profit	23,718	21,437	68,179	61,854

Operating expenses:
Sales and marketing	9,089	8,624	27,932	27,225
Research and development	7,159	6,823	20,723	19,993
General and administrative	4,226	2,743	11,183	8,660
Intangibles amortization	700	692	2,125	2,056
Restructuring	—	1,953	(352)	1,953

Total operating expenses	21,174	20,835	61,611	59,887

Operating income	2,544	602	6,568	1,967

Other income (expense):
Interest income, net	68	208	167	1,057
Other income (expense)	(16)	559	247	364

Total other income, net	52	767	414	1,421

Income before income taxes	2,596	1,369	6,982	3,388
Income tax (benefit) provision	(1,216)	(24)	285	264

Net income	$3,812	$1,393	$6,697	$3,124

Net income per common share, basic	$0.15	$0.06	$0.27	$0.13

Net income per common share, diluted	$0.15	$0.06	$0.27	$0.12

Weighted average common shares, basic	24,930	24,607	24,815	24,982

Weighted average common shares, diluted	25,272	24,875	25,123	25,250

Digi International Reports Third Fiscal Quarter 2010 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2010	September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$35,212	$48,434
Marketable securities	42,963	22,311
Accounts receivable, net	24,299	19,032
Inventories	27,817	26,619
Other	5,613	6,259

Total current assets	135,904	122,655

Marketable securities	4,307	5,063
Property, equipment and improvements, net	16,376	16,678
Identifiable intangible assets, net	21,239	26,877
Goodwill	85,190	86,558
Other	879	1,117

Total assets	$263,895	$258,948

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,171	$5,567
Accrued compensation	4,632	3,275
Accrued professional fees	1,489	696
Accrued warranty	909	970
Deferred payment on acquisition	—	2,966
Restructuring	202	721
Other	2,514	2,339

Total current liabilities	19,917	16,534

Deferred tax liabilities	2,558	4,331
Income taxes payable	2,639	4,893
Deferred payment on acquisition	2,888	2,812
Other noncurrent liabilities	517	792

Total liabilities	28,519	29,362

Total stockholders’ equity	235,376	229,586

Total liabilities and stockholders’ equity	$263,895	$258,948

Digi International Reports Third Fiscal Quarter 2010 Results
Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Nine months ended
	June 30, 2010	June 30, 2010
Operating activities:
Net income	$3,812	$6,697
Adjustments to reconcile net income to net cash provided by operations:
Depreciation of property, equipment and improvements	668	2,002
Amortization of identifiable intangible assets and other assets	1,874	5,743
Excess tax benefits from stock-based compensation	—	(39)
Stock-based compensation	779	2,603
Deferred income taxes	(1,353)	(2,201)
Restructuring	—	(352)
Other	1,162	1,159
Changes in operating assets and liabilities	(3,572)	(3,287)

Net cash provided by operating activities	3,370	12,325

Investing activities:
Purchase of marketable securities	(10,028)	(38,538)
Proceeds from maturities of marketable securities	14,281	18,615
Deferred cash payout for acquisition of Spectrum Design Solutions, Inc.	—	(3,000)
Proceeds from sale of property and equipment	11	11
Purchase of property, equipment, improvements and certain other intangible assets	(868)	(2,337)

Net cash provided by (used in) investing activities	3,396	(25,249)

Financing activities:

Payments on capital lease obligations	(1)	(8)
Excess tax benefits from stock-based compensation	—	39
Proceeds from stock option plan transactions	65	1,097
Proceeds from employee stock purchase plan transactions	246	691

Net cash provided by financing activities	310	1,819

Effect of exchange rate changes on cash and cash equivalents	(1,297)	(2,117)

Net increase (decrease) in cash and cash equivalents	5,779	(13,222)

Cash and cash equivalents, beginning of period	29,433	48,434

Cash and cash equivalents, end of period	$35,212	$35,212